Exhibit 99.1

Company Contact:

Ronald Ristau

Chief Operating Officer

Chief Financial Officer

(212) 884-2000

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS MAY SALES RESULTS

New York, New York – June 2, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 486 stores, announced today that total net sales for the four-week period ended May 28, 2005 increased 4.4% to $96.8 million, compared to $92.7 million in the prior year period.  Comparable store sales increased 0.6% for the four-week period, compared to a comparable store sales increase of 21.2% in the prior year period.

Total net sales for the seventeen-week year-to-date period ended May 28, 2005 increased 6.4% to $366.8 million, as compared to $344.8 million in the prior year period.  Comparable store sales increased 3.1% for the seventeen-week period, compared to a comparable store sales increase of 15.9% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “While May proved to be a challenging month, we were still able to achieve a positive comparable store sales increase against our strong 21.2% increase in the prior year.  We experienced significant regional sales differences throughout the country and reacted quickly by adjusting pricing accordingly to maintain our inventory targets.  We continue to believe we are in position to achieve our second quarter goals and remain comfortable with our previous earnings guidance for the quarter.”

The Company opened four new stores in May, ending the month with 486 locations and 3.197 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s prerecorded May sales message beginning today, Thursday, June 2, 2005 at 8:30am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 486 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.